EXHIBIT 10.39.4

Agreed Form

The portions of this exhibit marked with “[***]” have been excluded in accordance with Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933 because they are both not material and would like cause competitive harm to the registrant if publicly disclosed.

SERVICES AGREEMENT

between

SANMINA CORPORATION

and
SANMINA SCI INDIA PRIVATE LTD

Dated [●] 2022

EMEA: 1734288-13

Table of Contents

Page

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Table of Contents
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Exhibit A    Form of Schedule of Services
Exhibit B    Services Schedule: Information Technology

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This SERVICES AGREEMENT (this “Agreement”), dated [●] 2022, among Sanmina Corporation, a company incorporated under the laws of the State of Delaware, having its principal place of business located at 2700 N. 1st Street, San Jose, California, United States of America (“Sanmina”), and Sanmina SCI India Private Ltd, a private limited company organised under the laws of India, with Company identification number 048391 and having its registered office at Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India (“Company” and, together with Sanmina, the “Parties”).
RECITALS
A.    Reliance Strategic Business Ventures Limited, a company incorporated in India under the Act, with Company Identification Number U74999GJ2019PLC108789 and having its registered office at Office-101, Saffron, Nr Centre Point, Panchwati 5 Rasta, Ambawadi, Ahmedabad - 380006 Gujarat – India (“Reliance”) and Sanmina, amongst others, have entered into a shareholders agreement as of March 2, 2022 (the “Shareholders’ Agreement”) to form a joint venture to engage in the Business (as defined in the Shareholders’ Agreement).
B.    The Parties intend that, pursuant to the terms and subject to the conditions hereof, Sanmina shall perform and/or provide, or cause one or more of its Affiliates or Subcontractors to perform and/or provide, the Services to the Company (each such term as defined below).
NOW, THEREFORE, in consideration of the foregoing and the representations and the warranties and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Certain Defined Terms. Terms used but not defined in this Agreement have the meanings assigned to such terms in the Shareholders’ Agreement. As used in this Agreement, the following terms have the meanings assigned below:
“Agreement” has the meaning assigned in the Preamble.
“Auditors” has the meaning assigned in Section 5.1.
“Board” means the board of directors of the Company.
“Company” has the meaning assigned in the Preamble.
“Fees” has the meaning assigned in Section 4.1(a).
“Intellectual Property” has the meaning given in the License Agreement.
“Intellectual Property and Know-How” means the Intellectual Property and Know-How licensed by Sanmina to the Company under the License Agreement.
“INR Margin” means, for INR amounts, [***] per cent ([***]%) per annum.

“Invoice” has the meaning assigned in Section 4.2(a).
“Know-How” has the meaning given in the License Agreement.
“License Agreement” means that certain license agreement dated of even date herewith by and between Sanmina and the Company in respect of the Intellectual Property and Know-How.
“Non-Liable Persons” has the meaning assigned in Section 9.15.
“Ordinary Course of Business” has the meaning assigned in the Shareholders’ Agreement.
“Parties” has the meaning assigned in the Preamble.
“Personal Information” means all personally identifiable information (including name, address, credit card number, email address, account number, and wire transfer instructions) that is generated, collected or obtained as part of the Business, including transactional and other data pertaining to individuals.
“Qualifying Shareholder” has the meaning assigned in the Shareholders’ Agreement.
“Reliance” has the meaning assigned in the Recitals.
“Representatives” means, with respect to any Person, (a) its Affiliates, (b) the financing partners (actual or potential) of such Person or any of its Affiliates, (c) the direct or indirect shareholders of such Person or any of its Affiliates, and/or (d) the directors, officers, employees, general partners, managers, attorneys, accountants, insurers, investors, and financial and other advisers of such Person, any such Affiliate, any such financing partner or any such shareholder.
“Sanmina” has the meaning assigned in the Preamble.
“Sanmina Affiliate” means an Affiliate of Sanmina;
“Sanmina Affiliate Nomination” has the meaning assigned in Section 2.3.
“Sanmina Affiliate Nominee” has the meaning assigned in Section 2.3.
“Schedule of Services” means a Schedule of Services substantially in the form attached as Exhibit A to this Agreement.
“Services” has the meaning assigned in Section 2.1(b).
“Shareholders’ Agreement” has the meaning assigned in the Recitals.
“Subcontractors” means contractors or other agents of Sanmina that, in each case, perform and/or provide any Service.
“Subject Obligation” has the meaning assigned in Section 1.2(m).
“Tail Period” has the meaning assigned in Section 6.3.

“Taxes” has the meaning assigned in Section 4.3(a).
“Term” has the meaning assigned in Section 6.1.
“Third Party Claim” means any claim, counterclaim, demand, action, suit, and/or proceeding or investigations made against a Company Indemnitee by a Person that is not a party to the Shareholders’ Agreement.
Section 1.2    Interpretation.
(a)    As used in this Agreement, any references to:
(i)    the Preamble or the Recitals, Articles, Sections, or Schedules are references to the Preamble or a Recital, Article, or Section of, or Schedule to, this Agreement, unless stated otherwise;
(ii)    any Governmental Authority include any successor to such Governmental Authority;
(iii)    INR, Rs, or Rupees are to the lawful currency of India;
(iv)    any Person include any successor to such Person; and
(v)    any Law include, except where otherwise stated, (A) such Law as amended, consolidated, or re-enacted from time to time, and (B) any subordinate legislation, rule or regulation made under such Law (as so amended, consolidated, or re-enacted).
(b)    References in this Agreement to “Reliance,” “Sanmina,” the “Company,” or a “Party” will, unless the context otherwise requires, mean each respective Party’s or Reliance’s (as applicable) successors and permitted assigns.
(c)    The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.”
(d)    The definitions given for terms in Section 1.1 and elsewhere in this Agreement and the Shareholders’ Agreement apply equally to both the singular and plural forms of the terms defined.
(e)    Whenever the context may require, any pronoun and variations of any such pronoun will include the corresponding singular, plural, masculine, feminine, and neuter forms.
(f)    References in this Agreement to any other agreement or document are deemed to be references to such agreement or document as it may be amended, restated, or otherwise modified or revised from time to time.
(g)    The headings in this Agreement are included for the purposes of convenience only and do not affect the construction or interpretation of any provision of this Agreement.

(h)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(i)    The words “directly or indirectly” and “directly and/or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” and “direct and/or indirect” shall have the correlative meanings, respectively.
(j)    Where any number of days or Business Days are prescribed in this Agreement or in any document executed pursuant to the terms of this Agreement, the same shall be reckoned exclusively of the first day or Business Day, as the case may be, and inclusively of the last day or last Business Day.
(k)    References to days (not being specified as Business Days), months and years are to calendar days, calendar months and calendar years, respectively.
(l)    References to books, records, or other information means books, records or other information in any form, including paper, film, electronically stored data, microfilm.
(m)    Where the performance of any obligation by a Party under this Agreement (“Subject Obligation”) requires any Approvals in order for the Subject Obligation to be performed, then the Subject Obligation shall be deemed to include the obligation to apply for, obtain, maintain and comply with the terms of such Approvals.
ARTICLE II

SANMINA’S OBLIGATIONS
Section 2.1    Services.
(a)    Pursuant to the terms of this Agreement, and subject to the obligations and powers of the Board under the Laws of India, Sanmina shall, on a non-exclusive basis, in good faith and without charge, in addition to the services provided under the Management Services Agreement, provide operational services to the Company in a setting necessary to support the operation of the Business in the Ordinary Course of Business, including services with respect to corporate sales, supply chain, legal, accounting, human resources and information technology (in all cases, excluding the respective functional employees in the Territory).
(b)    Pursuant to the terms of this Agreement, in addition to the services to be provided without charge as set forth in Section 2.1(a), Sanmina shall, on a non-exclusive basis and in good faith, provide specific services, as may be agreed to by the Parties, each to be set forth in a Schedule of Services substantially in the form set out in Exhibit A (the services described in Section 2.1(a) and Section 2.1(b) are referred to in this Agreement as the “Services”).

(c)    In connection with the performance of the Services, Sanmina shall utilize certain of its or its Affiliates’ employees and/or professionals having the necessary skills, qualifications, and experience to perform the required tasks as determined by Sanmina in good faith, taking into account all factors as Sanmina may reasonably determine.
Section 2.2    Schedules of Services.
(a)    As of the date of this Agreement, the Parties have agreed to the Schedule of Services set forth in Exhibit B for the provision of information technology services and Sanmina shall provide such Services to the Company in accordance with such Schedule of Services.
(b)    During the Term, the Parties may execute additional Schedules of Services outlining the obligations of the Parties with respect to the Services to be provided thereunder in accordance with Section 2.1(b).
(c)    Each Schedule of Services shall become effective when it is signed by the Parties. Once in effect, each Schedule of Services will form part of this Agreement.
(d)    Each Schedule of Services shall refer to this Agreement and will be effective and in full force for the term specified therein, unless earlier terminated in accordance with Article VI.
(e)    Each Schedule of Services may be modified from time-to-time upon the mutual written agreement of the Parties.
Section 2.3    Sanmina Affiliates. Sanmina may nominate (an “Affiliate Nomination”) any of its Affiliates (an “Affiliate Nominee”) to perform obligations under Section 2.1(a). Sanmina shall be responsible for (a) the performance of an Affiliate Nominee with respect to any Service or portion thereof that such Affiliate Nominee is performing, in compliance with the terms of this Agreement and (b) compliance by an Affiliate Nominee with the confidentiality obligations incorporated by reference in this Agreement pursuant to Section 9.3. In the event that the Affiliate Nominee ceases to be an Affiliate of Sanmina, the Affiliate Nomination shall automatically terminate and Sanmina (or its then Affiliates) shall provide such Services and perform all obligations of that Affiliate Nominee.
Section 2.4    Subcontractors. Sanmina may subcontract its obligations under Section 2.1(b) to one or more of Subcontractors. Sanmina shall be responsible for (a) the performance of a Subcontractor with respect to any subcontracted Service or portion thereof in compliance with the terms of this Agreement, and (b) compliance by a Subcontractor with the confidentiality obligations in accordance with Section 9.3.
Section 2.5    Conduct of Business. Sanmina and its Affiliates and Subcontractors who provide Services to the Company pursuant to this Agreement shall:
(a)    discharge its obligations under Section 2.1(a) by, in good faith, implementing and utilizing that level of skill, care and attention that it applies with respect to its own business;
(b)    provide such Services in compliance with, and subject to, all requirements of Law in all material respects; and

(c)    have procured and maintained in full force during the Term such permits and approvals as may be required under Law in order for them to provide the Services contemplated under this Agreement.
Section 2.6    Company Property. Unless otherwise provided in a Schedule of Services, Sanmina shall (a) obtain and maintain title, rights, and interests directly in the name of the Company (or cause its Affiliates to obtain and maintain title, rights, and interests directly in the name of the Company) to any materials, equipment, hardware, systems, software, and any other property that is, in each case, procured solely for use in the Business and for which Sanmina has been or will be reimbursed by the Company, and (b) use such property solely to provide the Services and perform its other obligations under this Agreement.
Section 2.7    Personal Information. Sanmina shall comply with all applicable privacy and other Laws relating to protection, collection, use, and distribution of Personal Information. As between the Parties, Personal Information is the exclusive property of the Company and shall be deemed Confidential Information of the Company. Notwithstanding any other provisions of this Agreement to the contrary, Sanmina shall not use Personal Information for any purpose other than to provide the Services to the Company under this Agreement.
ARTICLE III

EMPLOYEES
Section 3.1    Employees.
(a)    Unless otherwise provided in the Schedule of Services, Sanmina shall be responsible for all (i) salary, employment, and other benefits and liabilities, (ii) payroll, employment, social security, workers compensation, unemployment, disability and similar Taxes (including all withholding Taxes on such payments or benefits), and (iii) compliance with all employment, immigration, and any other Laws, in each case (i), (ii), and (iii), relating to the personnel of Sanmina assigned to perform and/or provide a Service. In performing their respective duties hereunder, all personnel of Sanmina will be under the direction, control, and supervision of Sanmina, and, except as otherwise provided in the Schedule of Services, Sanmina will have exclusive authority with respect to the employment (including termination of employment), assignment, and compensation of such personnel.
(b)    Sanmina shall ensure that personnel providing Services are not disqualified from performing the Services under applicable Laws.
Section 3.2    Continuity. Sanmina shall use commercially reasonable efforts to maintain continuity in personnel providing Services to the Company, it being understood that Sanmina shall not be obligated to ensure that any particular individual will be available to provide such Services.

Section 3.3    Agreements with Employees Providing Services. Sanmina shall ensure that its employees and Subcontractors providing Services are bound by written agreements, on customary terms, relating to confidentiality and the assignment of Intellectual Property rights, sufficient for Sanmina to comply with its obligations under this Agreement.
ARTICLE IV

FEES AND PAYMENT
Section 4.1    Fees.
(a)    During the term of this Agreement (including any Tail Period), the Company shall pay to Sanmina, or shall cause to be paid to Sanmina, an amount equal to the fees set forth in each Schedule of Services (the “Fees”). Other than Fees set forth in the Schedules of Services, Sanmina shall not charge any fees for Services provided to the Company.
(b)    During the term of this Agreement (including any Tail Period), the Company shall reimburse Sanmina for the reasonable pre-approved out-of-pocket travel expenses, if any, incurred in connection with this Agreement by Sanmina and its Affiliates, all in accordance with Sanmina’s expense reimbursement policy. Out-of-pocket expenses shall include all out-of-pocket expenses reasonably incurred in connection with the performance of the corresponding services, including reasonable expenditures by any salaried employees or independent contractors.
(c)    Sanmina shall keep complete and accurate records in connection with the Fees and any reimbursable travel expenses.
Section 4.2    Invoicing; Payments.
(a)    No later than twenty (20) days following the end of each calendar quarter, Sanmina shall deliver the Company an invoice for an amount equal to the Fees incurred by the Company in the immediately preceding calendar quarter (“Invoice”). Each such Invoice shall reasonably identify each material item included in the Fees, any travel expenses to reimbursed and any relevant measurements and calculations used in the preparation of such Invoice.
(b)    The Company shall pay the amount stated on each Invoice within thirty (30) days after delivery of such Invoice.
(c)    Unless otherwise required by Law or agreed in writing between the Parties, all payments made under this Agreement will be made in INR by wire transfer to a bank of Sanmina’s choice, specified by Sanmina at least seven Business Days prior to the first scheduled payment by written notice to Sanmina, which choice of bank may be changed by Sanmina to any other bank at any time upon at least seven Business Days prior written notice to the Company.
(d)    In the event the Company disputes any amounts invoiced by Sanmina, the Company shall nevertheless pay the entire amount of such Invoice in a timely manner in accordance with this Section 4.2. If an arbitral tribunal appointed in accordance with Section 9.3 finally determines that any amount in dispute was not owed to Sanmina, then Sanmina shall promptly reimburse the Company such amount together with interest at the INR Margin, from the date such amounts were paid by the Company to the date of the actual reimbursement by Sanmina (but in no case will such interest rate exceed the maximum rate permitted by Law).
(e)    Payments for undisputed amounts past due will bear interest calculated on a per annum basis from the due date to the date of actual payment at an interest rate equal at all times to the INR Margin, determined on the due date, but in no case higher than the maximum rate permitted by Law, provided, however, that no interest shall accrue on any past due amounts for so long as Sanmina is a Qualifying Shareholder.
Section 4.3    Taxes.
(a)    Notwithstanding anything else to the contrary in this Agreement, all sales, transfer, goods, services, value-added, or similar gross-receipts-based tax imposed on Sanmina or its Affiliates in connection with the provision of the Services (including any such tax that is required to be withheld, but excluding all taxes imposed on Sanmina or its Affiliates based upon or calculated by reference to net income, gain, or capital) (collectively, “Taxes”) shall be paid by the Company, provided that at the request of the Company, Sanmina and its Affiliates shall take reasonable measures in accordance with Law to mitigate the occurrence of such Taxes.
(b)    If the Company is required to withhold and pay any withholding Tax imposed at source or tax deduction at source as applicable on any amount payable to Sanmina under this Agreement, then the Company shall deliver to Sanmina the original or true copy of the tax receipt or other proof of payment, and the Company’s payment of the balance (after deducting any such withholding) will constitute payment in full of the amount owed by the Company to Sanmina. Sanmina will provide required tax and other supporting documentation as needed for compliance by the Company.
ARTICLE V

AUDIT
Section 5.1    Audit. The Company shall have the right to conduct an audit in connection with Services provided by Sanmina for which Sanmina charges a non-fixed Fee by providing written notice to Sanmina. Upon such notice from the Company, and subject to the execution of confidentiality agreements on customary terms, Sanmina shall provide the Company, its auditors (including internal audit staff and external auditors), inspectors, and regulators (collectively, the “Auditors”) with access, at reasonable times, to (a) Sanmina’s or its Affiliates’ or their Subcontractors’ personnel (as applicable) (b) data, books, and records directly relating to such Services, and (c) financial books and records and related supporting documentation (excluding Sanmina’s or its Affiliates’ or their Subcontractors’ (as applicable) cost data, internal cost analysis, and materials directly related thereto, other than to verify Fees in connection with such Services) directly relating to such Services, in each case solely to the extent necessary to (i) verify compliance with Article IV of this Agreement, (ii) support an audit of the Company’s financial statements or the financial statements of an Affiliate with which the Company’s accounts are consolidated, (iii) comply with the requirements or request of Governmental Authorities relating to this Agreement and the Company’s business or (iv) satisfy other reasonable compliance requirements of the Company or its Affiliates. Sanmina shall, and shall procure that its Affiliates shall, provide any assistance that Auditors may reasonably require with respect to such audits. The fees and expenses of the Auditors shall be borne by the Company. For the avoidance of doubt, the Company’s right to conduct an audit under this Section 5.1 does not apply to Services for which Sanmina does not charge any fee or otherwise charges a fixed Fee pursuant to the Schedule of Services under which that Service is provided.
ARTICLE VI

TERM, TERMINATION
Section 6.1    Term. The term of this Agreement (the “Term”) shall commence on the Closing and continue until termination of the Shareholders’ Agreement; provided that if an individual Service has a commencement and expiration date set forth in the Schedule of Services, such Service shall commence and expire on the dates set forth in such Schedule of Services.
Section 6.2    Termination. The Company may terminate any individual Service for convenience on 90 days’ prior written notice to Sanmina. Either party may terminate this Agreement on 90 days’ prior written notice if Sanmina is no longer a Qualifying Shareholder.
Section 6.3    Transition Assistance. Upon termination of this Agreement and during the six (6) months after such termination (such six (6)-month period, the “Tail Period”; provided that in respect of services provided under Section 2.1(a) in respect of information technology only the Tail Period shall be deemed to be the period of twelve (12) months following termination), Sanmina shall reasonably cooperate with the Company to effect an orderly transition of the Services described herein to the Company (and as may be further detailed and augmented by the Company in a formal scope of work document) or to any new service provider designated by the Company, including, at the instruction of the Company, by continuing to provide the Services as the Company transitions such Services to the Company or a replacement service provider (subject to Sanmina’s payment of reasonable, mutually-agreed-upon Fees); provided, that such replacement service provider enters into a confidentiality agreement with Sanmina on terms and conditions reasonably acceptable to Sanmina; provided further that, if such termination is pursuant to Section 6.2 following Sanmina ceasing to be a Qualifying Shareholder, the Tail Period shall instead be for a period of 18 months.
Section 6.4    Survival. Termination of this Agreement will not relieve either Party of any obligation or liability accrued hereunder prior to such termination. Without limiting the foregoing, Section 6.3 (Transition Assistance), this Section 6.4 (Survival) and Article V (Audit), Article VII (Indemnification), Section 8.2 (Disclaimer of Other Warranties), Section 8.3 (Limitation of Liability) and Article IX (Miscellaneous) will survive termination or expiration of this Agreement.

ARTICLE VII

INDEMNIFICATION
To the fullest extent permitted by Law, the Company shall be entitled to seek indemnity and other relief pursuant to and in accordance with Article XIII of the Shareholders’ Agreement for any Third Party Claims arising out of or related to the Sanmina’s fraud, gross negligence, or willful misconduct in providing any of the Services to the Company as if Article XIII of the Shareholders’ Agreement was set forth at length in this Agreement (which provisions are incorporated by reference mutatis mutandis) with the understanding and agreement for the purposes hereof, the Company shall be the indemnified party thereunder and Sanmina shall be the indemnifying party thereunder. The provisions regarding indemnification set forth in this Article VII shall not be exclusive of and shall be without prejudice to any other rights to which the Company may be entitled under any Law, this Agreement, or any other agreement. In no event may a Party to a Transaction Document seek to recover any Losses against another Party to such Transaction Document to the extent the same Loss or Losses arising out of, or otherwise based on, the same set of facts have already been recovered by such Party under any other Transaction Document or are otherwise the subject of an existing claim or proceeding under such other Transaction Document.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
Section 8.1    Representations of the Parties. Each Party severally represents and warrants, as to itself and not as to any other Party, to the other Party that the following representations and warranties are true and correct, in each case, as of the date of this Agreement:
(a)    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;
(b)    the execution, delivery, and performance of this Agreement by such Party has been duly and validly authorized and approved by all necessary corporate action, and such Party has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity;
(c)    the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not, with or without the giving of notice or the passage of time or both, breach or violate: (i) the terms of the organizational documents of such Party; (ii) any requirement of Law (assuming, without any investigation, no breach or violation of any requirement of Law by any other Party); or (iii) any agreement or instrument to which such Party is a party, result in the creation or imposition of any Lien upon the property or assets of such Party, or give any third party the right to terminate or cancel any right of such Party under any agreement or instrument to which such Party is a party;

(d)    no consent, approval, or authorization of, or registration, declaration, notice, report, or other filing with, any Governmental Authority is required to be obtained or made by such Party in connection with the execution, delivery, or performance by such Party of this Agreement, other than as contemplated hereunder; and
(e)    such Party (i) is, and has been, in compliance in all material respects with all applicable Laws, and (ii) to the knowledge of such Party, is not under investigation with respect to any material violation of any applicable Law, in each case (i) and (ii), to the extent that such compliance and/or absence of investigation relates to and/or affects the ability of such Party to perform any of its obligations under this Agreement.
Section 8.2    Disclaimer of Other Warranties.
(a)    EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT IS NOT MADE BY SUCH PARTY IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SANMINA EXPRESSLY DISCLAIMS ALL WARRANTIES, CONDITIONS, AND/OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES RENDERED BY IT (OR ON ITS BEHALF), AND TO THE QUALITY OF THE PERFORMANCE AND/OR PROVISION OF THE FOREGOING, INCLUDING ANY AND ALL IMPLIED WARRANTIES AND/OR CONDITIONS, WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, AND/OR BY COURSE OF DEALING. EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL SERVICES UNDER THIS AGREEMENT ARE RENDERED “AS IS” AND “WITH ALL FAULTS.”
(b)    NEITHER PARTY MAKES ANY WARRANTY, COVENANT, OR REPRESENTATION CONCERNING THE LIKELIHOOD OF PROFITABLE BUSINESS AND/OR OF ANY BUSINESS RESULTS USING SUCH PARTY’S INTELLECTUAL PROPERTY.
Section 8.3    Limitation of Liability.
(a)    Neither Party shall be liable to the other Party for any indirect or consequential loss arising from or in connection with this Agreement whether in contract, tort (including negligence) or otherwise. Notwithstanding the previous sentence, nothing in this Agreement shall limit or exclude the liability of either Party for:
(i)    personal injury or death caused by a Party’s negligence;
(ii)    any liability for which it would be unlawful to limit or exclude.

ARTICLE IX

MISCELLANEOUS
Section 9.1    Equitable Remedies.
(a)    The Parties agree that (i) any material breach of this Agreement by any Party arising out of its willful misconduct or fraud and/or, with respect to Sanmina’s obligations under Section 2.1, any material breach thereof arising out of Sanmina’s bad faith, may result in immeasurable and irreparable harm to the other Party, (ii) monetary damages may be an inadequate remedy for any such material breach, and (iii) in addition to any other rights and/or remedies that such other Party may have, such other Party may seek as a remedy for a material breach of this Agreement arising out of willful misconduct or fraud and/or, with respect to Sanmina’s obligations under Section 2.1, any material breach thereof arising out of Sanmina’s bad faith, (A) interim relief in, (B) equitable relief, including specific performance, from, and (C) to enter and/or enforce any award, judgment, and/or order of, any court of competent jurisdiction, in addition to any and all other legal or equitable remedies available to them.
(b)    Each Party agrees that in connection with a material breach of this Agreement arising out of the other Party’s willful misconduct or fraud and/or, with respect to Sanmina’s obligations under Section 2.1, any material breach thereof arising out of Sanmina’s bad faith, it will (i) not oppose the granting of any such equitable relief on the grounds that monetary damages would be an adequate remedy, and (ii) waive any requirement for the posting of any bond in connection with such equitable relief.
Section 9.2    Inconsistency.
(a)    Subject to Section 9.2(b), if there is any conflict or inconsistency between the main body of this Agreement and any Schedule of Services incorporated by reference into this Agreement, the main body of this Agreement shall prevail to the extent of such conflict or inconsistency.
(b)    If a provision of any Schedule of Services incorporated by reference into this Agreement is (i) expressly stated to take precedence over a provision of the main body of this Agreement, and (ii) such reference is expressly set out in the designated part of the Schedule of Services, then notwithstanding Section 9.2(a), the provision of such Schedule of Services shall prevail to the extent of such conflict or inconsistency.
(c)    If the provisions of this Agreement (including any Schedule of Services incorporated by reference into this Agreement) are inconsistent with the provisions of the Shareholders’ Agreement, then any such inconsistency shall be resolved in a manner to reflect the benefit of the overall bargain of Reliance and Sanmina as contemplated by the Transaction Documents with the understanding that it is the intent of the Parties that Sanmina will have the sole right and discretion to make all decisions affecting matters in the Ordinary Course of Business of the Company subject to protections afforded to Reliance by the Affirmative Vote Matters and as otherwise may be provided by applicable Law.

Section 9.3    Miscellaneous. The provisions of Sections 10.10 (Confidentiality), 15.1 (Notices), 15.10 (Severability), 15.15 (Counterparts), 15.16 (Entire Agreement) and Article XIV (Arbitration) of the Shareholders’ Agreement shall apply to this Agreement and are incorporated by reference mutatis mutandis as if set forth at length in this Agreement.
Section 9.4    Costs and Expenses. Each Party shall bear all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated by this Agreement, except as otherwise expressly provided herein.
Section 9.5    Assignment. This Agreement (and the rights and obligations hereunder) shall not be assignable or otherwise Transferable by any Party, other than to a Transferee in connection with a Transfer of Shares that complies with any applicable Transfer restrictions and conditions, in this Agreement or otherwise, without the prior written consent of the other Parties, and any purported assignment or other Transfer without such consent shall be null and void ab initio. This Agreement shall inure to the benefit of and be binding upon each Party and each Party’s successors, heirs, permitted assigns, and legal representatives.
Section 9.6    Effect of Waiver or Consent. A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement will not be effective unless made in writing. Any such waiver shall be effective only in the specific instance and for the purpose given. Any waiver shall not create any right of a Party benefiting from such waiver to receive any similar (or any other) waiver in the future, and shall not create any right of any other Party to receive a waiver, whether in a similar circumstance or in any other circumstance, and whether or not the waiver sought by such Party is similar to a waiver obtained by any other Party.
Section 9.7    Amendment. Any provision of this Agreement may only be amended through the execution and delivery of a written instrument by all the Parties.
Section 9.8    Authority. Nothing in this Agreement is or shall be deemed to (a) make any Party or any employee of such Party the agent, employee, or partner of any other Party, or (b) provide any Party or any employee of such Party with the authority to act on behalf of any other Party or to bind any other Party to any contract, agreement or other similar legally binding obligation.
Section 9.9    Governing Law. This Agreement and its enforcement shall be governed by, and construed and enforced in accordance with, the Laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of Laws of any jurisdiction other than those of England and Wales.
Section 9.10    Further Assurances; Regulatory Approvals. Each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the intention of the Parties as expressed in this Agreement, including cooperating, consulting with the other Party, and using reasonable efforts to (a) promptly prepare and file all applications and documents relating to, and (b) obtain as promptly as practicable, in each case (a) and (b), all Governmental Authorities’ and other third parties’ consents and/or approvals required in connection with this Agreement.
Section 9.11    Force Majeure. Any Party shall be excused from its performance under this Agreement to the extent and for so long as its performance is prevented, wholly or in part, by fire, flood, earthquake, other act of God, war, riot, strike, lockout or any other circumstances outside and beyond its reasonable control, provided that the Party seeking to be excused shall notify the other Party in writing as soon as practicable after the commencement of the condition preventing its performance and shall endeavor to resume performance as soon as practicable.
Section 9.12    Contracts (Rights of Third Parties) Act 1999. Except was provided in Section 9.13, a Person who is not a Party has no right to enforce any term of this Agreement under the United Kingdom Contracts (Rights of Third Parties) Act 1999.
Section 9.13    Exceptions to Section 9.12. Subject to Section 9.14, Non-Liable Persons may enforce the terms of Section 9.15 (Non-Liable Persons) notwithstanding in each case that they are not a party to this Agreement.
Section 9.14     No Third-Party Consent for Amendment. Notwithstanding Section 9.13, this Agreement may be varied in accordance with Section 9.7 (Amendment), and may be rescinded by written agreement between the parties, without the consent of, and without reference to, any person entitled to enforce any term of this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
Section 9.15    Non-Liable Persons. Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of Reliance or Sanmina, any current or future direct or indirect shareholder, member, general or limited partner, Controlling Person or other beneficial owner of Reliance or Sanmina or any such Affiliate, any of their respective members, partners, Controlling Persons, Directors, officers, employees, consultants, accountants, legal counsel, advisors, agents and other representatives, or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person for any obligation of Reliance or Sanmina under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

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EXECUTED as an agreement as of the date first written above.

SANMINA CORPORATION

By:
Name:
Title:

SANMINA-SCI INDIA PRIVATE LTD

By:
Name:
Title:

Exhibit A
Form of Schedule of Services
Schedule of Services: [insert name]
This Schedule of Services is incorporated into and forms part of the Services Agreement entered into between Sanmina Corporation and Sanmina-SCI Private Limited dated [●] 2022. Terms not defined in this Schedule of Services have the meaning given elsewhere in the Services Agreement. In the event and to the extent of any conflict between this Schedule of Services and the Services Agreement, Section 9.2 of the Service Agreement shall apply.

Item	Details
Date	[Insert date]
Sanmina	[Insert, e.g., Sanmina]
The Company	[Insert, e.g., Company]
Scope	[Insert description of the scope of services]
Term	[Insert duration]
Fee	[Insert fee, if any]

EXECUTED as an agreement as of the date first written above.
SANMINA CORPORATION
By:
    Name:
    Title:
SANMINA-SCI INDIA PRIVATE LTD
By:
    Name:
    Title:

Exhibit B
Schedule of Services: Information Technology
This Schedule of Services is incorporated into and forms part of the Services Agreement entered into between Sanmina Corporation and Sanmina-SCI Private Limited dated [●] 2022. Terms not defined in this Schedule of Services have the meaning given elsewhere in the Services Agreement. In the event and to the extent of any conflict between this Schedule of Services and the Services Agreement, Section 9.2 of the Service Agreement shall apply.

Item	Details
Date	[●] 2022
Sanmina	Sanmina
The Company	Company
Scope	[***]
Term	Duration of the Services Agreement.
Fee	The Parties have agreed to the following fees: [***]